UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 1, 2018, Rennova Health, Inc. (Rennova), together with its subsidiaries (the “Company”, “we”, “us” or “our”), acquired from Community Health Systems, Inc. (CHS), certain assets of HMA Fentress County Hospital, LLC, and Jamestown HMA Physician Management, LLC, now operating as the Jamestown TN Medical Center, Inc., and Mountain View Physician Practice, Inc. (together “Jamestown Medical Center”), for total consideration of approximately $635,096 which included $35,735 in closing costs (the “Acquisition”). There was an additional $33,887 in other costs which were subsequently identified and recorded. Diligence, legal and other costs associated with the Acquisition are estimated to be approximately $500,000, meaning that the total cost of the Acquisition to the Company was approximately $1.1 million. In addition, there were approximately $196,000 of accrued liabilities that were assumed as part of the Acquisition.

The cash consideration for the Acquisition and the related fees and expenses were funded primarily with investment funds. During the six months ended June 30, 2018, the Company completed several private placement offerings with institutional investors for $6.8 million in principal less original issue discounts of an aggregate of $1.3 million and received proceeds totaling $5.5 million.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Rennova and Jamestown Medical Center, as adjusted to give effect to the Acquisition. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018 and 2017, and the years ended December 31, 2017 and 2016, give effect to the Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2017, gives effect to the Acquisition as if it had occurred on December 31, 2017.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited condensed pro forma financial data is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the Acquisition occurred on or as of the dates noted above or to project the results for any future date or period.

The Acquisition will be accounted for using the acquisition method of accounting. The unaudited pro forma adjustments reflect adjustments required under generally accepted accounting principles for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired, and liabilities assumed and certain assumptions that we believe are reasonable. We have not completed the purchase price allocation and these preliminary estimates are subject to revision. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and member’s deficit, depreciation and amortization expense, interest expense and income tax expense.

The unaudited pro forma condensed combined financial statements should be read together with Rennova’s historical consolidated financial statements, which are included in Rennova’s latest annual report on Form 10-K (December 31, 2017) and our quarterly reports on Form 10-Q (March 31, 2018 and June 30, 2018), and Jamestown Medical Center’s historical consolidated financial statements which are filed as exhibits to the Current Report on Form 8-K/A with which these unaudited pro forma condensed combined financial statements are filed.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

	Rennova Health Historical	Jamestown Medical Center Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$35,096	$-	$-		$-
			(635,096)	(a)
			600,000	(b)
Accounts receivable, net	1,101,758	1,917,058	-		3,018,816
Inventories, net	251,029	426,010	-		677,039
Prepaids and other current assets	35,350	470,476	-		505,826
Income tax refunds receivable	1,915,343	-	-		1,915,343
Current assets of AMSG and HTS classified as held for sale	222,051	-	-		222,051
Total current assets	3,560,627	2,813,544	(35,096)		6,339,075
Property, plant and equipment, net	2,362,225	4,757,396	2,590,071	(c)	9,709,692
Deposits	193,006	-	-		193,006
Non-current assets of AMSG and HTS classified as held for sale	21,912	-	-		21,912
Other assets and deferred charges, net	-	1,601,610	(1,145,309)	(d)	456,301
Total assets	$6,137,770	$9,172,550	$1,409,666		$16,719,986

Accounts payable	$4,605,123	$47,750	$(47,750)	(e)	$4,605,123
Accrued expenses	4,131,767	496,964	(302,998)	(f)	4,325,733
Income taxes payable	1,968,750	-	-		1,968,750
Current portion of notes payable	6,957,830	-	-		6,957,830
Current portion of notes payable, related parties	1,068,500	-	-		1,068,500
Current portion of capital lease obligations	1,715,727	-	-		1,715,727
Current portion of debentures	3,445,841	-	-		3,445,841
Current portion of derivative liabilities	152,423,375	-	-		152,423,375
Current liabilities of AMSG and HTS classified as held for sale	2,062,992	-	-		2,062,992
Due to related party and other deferred credits	-	19,908,071	(19,908,071)	(g)	-
Total current liabilities	178,379,905	20,452,785	(20,258,819)		178,573,871
Debentures, net current portion	3,794,079	-	-		3,794,079

Total liabilities	182,173,984	20,452,785	(20,258,819)		182,367,950

Redeemable Preferred Stock I-1	5,835,294	-	-		5,835,294
Redeemable Preferred Stock I-2	2,036,118	-	-		2,036,118

Stockholders’ deficit:
Preferred stock	17,502	-	-		17,502
Common stock	4,999,922	-	-		4,999,922
Additional paid-in-capital	126,619,959	-	10,388,250	(h)	137,008,209
Accumulated deficit	(315,545,009)				(315,545,009)
Member’s deficit	-	(11,280,235)	11,280,235	(h)	-
Total stockholders’ deficit	(183,907,626)	(11,280,235)	21,668,485		(173,519,376)
Total liabilities and stockholders’ deficit	$6,137,770	$9,172,550	$1,409,666		$16,719,986

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Condensed Combined Statements of Operations

Three Months Ended March 31, 2018

	Rennova Historical	Jamestown Medical Center Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenues	$1,601,661	$3,705,528	$-		$5,307,189
Direct costs of revenue	(2,089,366)	-	-		(2,089,366)
Selling, general and administrative expense	(2,890,804)	(3,958,398)	-		(6,849,202)
Depreciation and amortization expense	(333,515)	(195,327)	(129,944)	(i)	(658,786)
Other income (expense)	11,969	(266,288)	-		(254,319)
Change in fair value of derivative instruments	(139,779,232)	-	-		(139,779,232)
Interest expense, net	(3,307,014)	(5,089)	-		(3,312,103)

Operating (loss)	(146,786,301)	(719,574)	(129,944)		(147,635,819)
Net income from discontinued operations	421,793	-	-		421,793
(Loss) before income taxes	(146,364,508)	(719,574)	(129,944)		(147,214,026)
Income tax benefit (provision)	(76)	-	-		(76)
Net (loss)	$(146,364,584)	$(719,574)	$(129,944)		$(147,214,102)

Basic and diluted net loss per share	$(0.66)	-	-		$(0.66)
Weighted average common shares outstanding Basic and Diluted	221,942,501	-	-		221,942,501

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2017

	Rennova Historical	Jamestown Medical Center Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenues	$3,088,216	$16,358,516	$-		$19,446,732
Direct costs of revenue	(948,838)	-	-		(948,838)
Selling, general and administrative expense	(16,500,164)	(18,029,847)	-		(34,530,011)
Depreciation and amortization expense	(1,715,321)	(1,118,813)	(779,664)	(i)	(3,613,798)
Other income (expense)	38,342	(969,016)	-		(930,674)
Change in fair value of derivative instruments	(12,435,250)	-	-		(12,435,250)
Interest expense, net	(21,432,285)	(13,105)	-		(21,445,390)

Operating (loss)	(49,905,300)	(3,772,265)	(779,664)		(54,457,229)
Net (loss) from discontinued operations	(4,276,918)	-	-		(4,276,918)
(Loss) before income taxes	(54,182,218)	(3,772,265)	(779,664)		(58,734,147)
Income tax benefit (provision)	(1,015,724)	-	167,628	(j)	(848,096)
Net (loss)	$(55,197,942)	$(3,772,265)	$(612,036)		$(59,582,243)

Deemed dividend from trigger of down round provision feature	$(53,341,619)	$-	$-		$(53,341,619)
Net loss to common shareholders	(108,539,561)	(3,772,265)	(612,036)		(112,923,862)

Net loss per common share:
Basic and diluted: continuing operations	(45.17)	-	-		(47.07)
Basic and diluted: discontinued operations	(1.85)	-	-		(1.85)
Total Basic and diluted	$(47.02)	$-	$-		$(48.92)
Weighted average number of common shares outstanding during the period:
Basic and diluted	2,308,090	-	-		2,308,090

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Jamestown Medical Center’s assets acquired and liabilities assumed and conformed the accounting policies of Jamestown Medical Center’s to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements include estimated deferred tax liabilities associated with non-deductible intangible assets and property, plant and equipment. The historical U.S. income tax rate in effect as of December 31, 2017 was 35% which was the basis for recording the estimated deferred tax liabilities. On December 22, 2017, the United States enacted legislation which resulted in significant changes to U.S. tax and related laws, including a reduction in the corporate income tax rate from 35% to 21.5% (the rate in effect at the date of the Acquisition). The effect of this tax rate change will be to reduce the level of goodwill and deferred tax liabilities recorded in connection with the Acquisition from amounts presented in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2017.

The pro forma condensed combined financial information does not reflect the realization of any synergies from the Acquisition following the completion of the business combination.

Note 2 - Transaction Financing

The Company completed the Acquisition for cash consideration of approximately $635,096 which included $35,735 in closing costs (the “Acquisition”). There was an additional $33,887 in other costs which were subsequently identified and recorded. Diligence, legal and other costs associated with the acquisition are estimated to be approximately $500,000, meaning that the total cost of acquisition to the Company was approximately $1.1 million. The cash consideration for the Acquisition and the related fees and expenses were funded primarily with investment funds. In addition, there were approximately $196,000 of accrued liabilities that were assumed as part of the Acquisition.

During the six months ended June 30, 2018, the Company completed several private placement offerings with institutional investors for $6.8 million in principal less original issue discounts of an aggregate of $1.3 million and received proceeds totaling $5.5 million.

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Note 3 - Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Jamestown Medical Center’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price to the identifiable assets acquired, and liabilities assumed, as of Acquisition date, June 1, 2018:

Total purchase price	$635,096

Tangible and Intangible assets acquired, and liabilities assumed at estimated fair value:
Cash	$375
Inventories	450,682
Prepaids and deposits	310,384
Property and equipment	7,347,467
Intangible Assets (Note 4)	452,455
Accrued expenses	(193,966)
Net tangible and intangible assets acquired	$8,367,397

Gain on bargain purchase	$7,732,302

The preliminary fair value of the purchase consideration paid to the Seller was allocated to the net tangible and intangible assets acquired. The Company accounted for the acquisition as a business combination under U.S. GAAP. In accordance with the acquisition method of accounting under ASC Topic 805, “Business Combinations,” (“ASC 805”) the assets acquired, and liabilities assumed were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company.

The Company is currently undertaking a valuation study to determine the fair value of the assets acquired. The preliminary estimated fair value of the net assets acquired, and liabilities assumed is approximately $8.4 million. The excess of the aggregate fair value of the net tangible assets acquired over the purchase price is currently estimated to be $7.7 million and has been treated as a gain on bargain purchase in accordance with ASC 805. In addition, during the measurement period or until the valuation study is complete, the provisional amounts used for the purchase price allocation are subject to adjustments for a period not to exceed one year from the acquisition date. As a result, upon completion of the valuation study, the gain on bargain purchase presented above may be increased or decreased.

The preliminary purchase price allocation was based, in part, on management’s knowledge of HMA Fentress County General Hospital and Jamestown HMA Physician Management, LLC, and on Jamestown Medical Center’s historical balance sheet as of the Acquisition date, June 1, 2018. This information has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the valuation study. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in allocations to intangible assets such as trade names, technology and customer relationships, (2) changes in U.S. tax laws subsequent to March 31, 2018, (3) changes in fair values of property, plant and equipment and (4) other changes to assets and liabilities.

Note 4 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects cash consideration paid in connection with the Acquisition, excluding cash acquired.

(b)	Reflects cash proceeds received by the Company through investments used to finance the cash portion of the Acquisition.

(c)	Reflects an adjustment of $2.6 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $7.3 million. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age and condition of Jamestown Medical Center’s property, plant and equipment.

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(d)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. This adjustment was to reduce Jamestown Medical Center’s historical Intangible Assets by $1.1 million to $456,301 at the date of acquisition of June 1, 2018 and $452,455 at June 30, 2018 as reflected on Rennova’s consolidated financial statements at June 30, 2018. The intangible assets at June 30, 2018 were comprised mainly of non-compete and licensing agreements. Rennova’s management completed a preliminary fair value of the purchase consideration paid to the Seller which was allocated to the net tangible and intangible assets acquired. See Note 3 for further details. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and noncompete agreements. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a final detailed valuation analysis of Jamestown Medical Center’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on preliminary valuation analysis estimates and publicly available transaction data for the industry.

(e)	Reflects adjustments to eliminate the portion of Jamestown Medical Center’s historical accounts payable balance not assumed in the Acquisition.

(f)	Reflects adjustments to eliminate the portion of costs incurred as part of the Acquisition, mostly relating to accrual of vacation costs for employees who remained employed with the hospital. As part of the Acquisition, Rennova continued certain benefits arrangements which totaled $0.2 million as of June 30, 2018.

(g)	Reflects adjustments to eliminate intercompany liabilities not assumed in connection with the Acquisition.

(h)	Represents the elimination of the equity and other assets and deferred charges, net of Jamestown Medical Center.

(i)	Reflects adjustments to depreciation and amortization expense based on the preliminary purchase price allocation as of the acquisition date as presented in Note 3. See (c) above.

(j)	Reflects the income tax effect of pro forma adjustments using an approximate combined U.S. federal and state statutory tax rate of 20.5% in effect for the year ended December 31, 2017.

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